Filed pursuant to Rule 433
August 30, 2006

Relating to
Amendment No. 1 to Pricing Supplement No. 93 dated August 9, 2006 to
Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes

6-Month Libor-Linked Range Accrual Notes due 2021

Pricing Sheet – August 30, 2006
Issue price:	100%
Aggregate principal amount:	$20,000,000 (increased from $5,000,000)
Original issue date (settlement):	September 7, 2006
Maturity date:	September 7, 2021
Redemption dates:	On September 7, 2007 and each interest payment date thereafter
Redemption percentage:	100%
Interest rate:	For the period from and including the original issue date to but excluding September 7, 2007, 8.00% per annum.
For the period from and including September 7, 2007 to but excluding the maturity date, the interest rate shall be determined as follows: (x) 8.00% per annum times (y) N/ACT (calculated on an actual/actual day count basis); where N = the total number of calendar days in the applicable interest payment period on which the reference rate is within the reference rate range (“accrual days”) and ACT = the total number of calendar days in the applicable interest payment period.
Interest payment dates:	Each March 7, June 7, September 7 and December 7 beginning December 7, 2006, subject to adjustment.
Reference rate:	6-month USD LIBOR
Reference rate range:	Greater than 0.00% and less than or equal to 7.00%.
Denominations:	$1,000 and integral multiples thereof
CUSIP:	61745ETY7
Agent:	Morgan Stanley & Co. Incorporated
Issuer rating:	Aa3 / A+. This rating is not recommendation to buy, sell or hold the notes and there is no guarantee that such rating will remain unchanged or in effect for the term of the notes.
Price to public:	Per Note: 100%
Total: $1,000
Agent’s commissions:	Per Note: 2% ($20 per Note)
Total: $400,000
Proceeds to company:	Per Note: 98%
Total: $19,600,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Pricing Supplement No. 93, dated August 9, 2006
 Prospectus Supplement Dated January 25, 2006
 Prospectus dated January 25, 2006